                                                        EXHIBIT 12

COMPUTATION OF RATIOS OF EARNINGS TO FIXED CHARGES

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
                                                     Six Months
                                                   Ended June 30,
                                                 ------------------
                                                   1998       1997
                                                 -------    -------
Earnings:
    Earnings before income tax expense            20,144     17,133
    Add:
    Interest on advances and other borrowings     45,538     36,533
    Interest component of rental expense           1,076        467
                                                 -------    -------
    Earnings before fixed charges excluding       66,758     54,133
      Interest on customer deposits
    Interest on customer deposits                 78,597     38,139
                                                 -------    -------
    Earnings before fixed charges                145,355     92,272
                                                 =======    =======


Fixed Charges:
    Interest on advances and other borrowings     45,538     36,533
    Interest component of rental expense           1,076        467
                                                 -------    -------
    Fixed charges excluding interest on
      customer deposits                           46,614     37,000
    Interest on customer deposits                 78,597     38,139
                                                 -------    -------
    Total fixed charges                          125,211     75,139
                                                 =======    =======

Ratio of earnings to fixed charges including
  interest on customer deposits                     1.16x      1.23x

Ratio of earnings to fixed charges excluding
  interest on customer deposits                     1.43x      1.46x
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